Exhibit 10.2.13

Verigy Ltd. 2006 Equity Incentive Plan
Notice of Share Option Award
(Four Tranche - French Optionee)

You have been granted the following option to purchase Verigy Ltd. (the “Company”) ordinary shares as follows:

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	Nonstatutory Stock Option

Date of Award:	«AwardDate»

Expiration Date:	«ExpDate». This option may expire earlier if your Service terminates earlier, as described in the Stock Option Agreement.

The Option shall be divided into four tranches of «1/4shares» each, with exercise prices(1) and vesting as follows:

Exercise Prices

Exercise Price Per Share, 1st Tranche:	$«PricePerShare1st» (the last sale price of Verigy ordinary shares on the Date of Award);

Exercise Price Per Share, 2nd Tranche:	The last sale price of Verigy ordinary shares on the 11th business day following Verigy’s announcement of financial results for the fiscal quarter ending «2pricingdate»(2);

Exercise Price Per Share, 3rd Tranche:	The last sale price of Verigy ordinary shares on the 11th business day following Verigy’s announcement of financial results for the fiscal quarter ending «3pricingdate»(2); and

Exercise Price Per Share, 4th Tranche:	The last sale price of Verigy ordinary shares on the 11th business day following Verigy’s announcement of financial results for the fiscal quarter ending «4pricingdate»(2).

Vesting Schedule

1st Tranche («1/4shares»):

The first tranche of shares subject to this option vests in 16 equal quarterly installments commencing three months from the Date of Award, provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

2nd Tranche («1/4shares»):

The second tranche of shares subject to this option vests in 15 equal quarterly installments commencing three months from «2pricingdate», provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

(1) The exercise price for the 1st tranche is equal to the closing price of Verigy’s ordinary shares on the Date of Award.  Except as set forth in the accompanying Option Agreement, the exercise prices for the 2nd through 4th tranches shall be equal to the closing price of Verigy ordinary shares on the pricing dates indicated above.  Such prices shall be set automatically and without any further action on the part of the Company or the optionee.

(2) If such pricing date falls during a Closed Period (as defined by Section L. 255-177 of the French Commercial Code), then the pricing shall take place on the next trading day following expiration of the Closed Period.

3rd Tranche («1/4shares»):

The third tranche of shares subject to this option vests in 14 equal quarterly installments commencing three months from «3pricingdate», provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

4th Tranche («1/4shares»):

The fourth tranche of shares subject to this option vests in 13 equal quarterly installments commencing three months from «4pricingdate», provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

Exercisability of Option

Except as otherwise provided in the event of death or disability, each tranche of this option shall first become exercisable on that date that is four years and one day following the date on which the exercise price of such tranche became fixed.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan and the Verigy Ltd. 2006 Equity Incentive Plan for Options Granted to Employees in France (the “French Option Plan”) (together, the “Plan”) and the Stock Option Agreement, both of which are made a part of this document.

You further agree that the Company shall cause the shares issued upon exercise of this option to be deposited in your Smith Barney Account and, further, that the Company may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you regarding such posting.

Your option grant is intended to qualify for favorable tax and social security contributions treatment in France under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as subsequently amended.

Optionee:	Verigy Ltd.

By:

Title:

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT

(Four Tranche - French Optionee)

Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Notice of Share Option Grant.

Term

This option expires in any event at the close of business at Company headquarters on the day before the date that is 7 years after the Date of Grant, as shown in the Notice of Share Option Grant. (It may expire earlier if your Service terminates, as described below.)

Vesting	This option becomes exercisable during the Option term, as shown in the Notice of Share Option Grant, as long as you remain an Awardee Eligible to Vest (as defined in the U.S. Plan).

This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan and this Share Option Agreement.

Regular Termination

If your Service terminates for any reason except death, disability (as defined below), or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, then this option will expire as to each tranche at the close of business at Company headquarters on the later of (i) three months after your termination date or (ii) three months after the date such tranche first became exercisable. The Company determines when your Service terminates for this purpose.

Death

If you die before your Service terminates, this option will become immediately vested and exercisable in full and will expire at the close of business at Company headquarters on the date 6 months after the date of death.

In the event of your death after cessation of employment but prior to the termination of the option, your heirs may exercise the vested options for 6 months following your death. In these circumstances, all unvested options will lapse upon your death.

All vested options that are not exercised within 6 months of your death will be forfeited. The 6-month exercise period will apply without regard to the term of the option.

Disability

If your Service terminates because of your disability which is defined as disability under categories 2 or 3 under Section L. 341-4 of the French Social Security Code, then this option will become immediately vested and exercisable in full and expire at the close of business at Company headquarters on the date 12 months after your termination date, or, if earlier, the expiration of the term of this option.

Retirement

If your Service terminates because of retirement due to age, the options will continue to vest for 12 months following the date of termination, the option shall terminate as to the shares that do not vest in such 12-month period and the option shall be exercisable as to the vested shares for one year after the date you cease to be an Awardee Eligible to Vest or, if earlier, the expiration of the term of the option.

Special Provisions for Accelerated Pricing of Unpriced Tranches

Notwithstanding the establishment of pricing dates for the 2nd, 3rd and 4th tranches of the award as set forth in the Notice of Stock Option Award, the exercise price of any previusly unpriced tranche shall be established in accordance with the following in the following circumstances:

Change of Control. In the event that prior to any pricing date the Company or any third party publicly announces any transaction or event which, as announced or if consummated, would constitute a Change of Control (as defind in the Plan) of the Company, the per-share exercise price for each tranche of this option not already priced as of the date of such announcement shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding such announcement.

Termination of Employment. In the event that prior to any pricing date your Service (as defined in the Plan) with the Company and its affiliates shall terminate for any reason, then the per-share exercise price for each tranche of this option not already priced as of the date of such termination of Service shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding your last day of Service.

No Affect On Vesting or Exercisability. The Vesting provisions applicable to any tranche shall not be affected by a change in the timing of establishing the exercise price in accordance with the preceding paragraphs.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest (as defined in the U.S. Plan) will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 5 of the U.S. Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as prescribed by, the Company’s equity incentive administration service provider (the “administration service provider”). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment and such other documentation as the administration service provider may require have been received by the administration service provider. You hereby direct the Company to deposit any shares issued upon exercise of the option in your Smith Barney account.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing. Notwithstanding any provision in the U.S. Plan to the contrary, upon exercise of an option, the full exercise price will be paid either in cash, by check or by credit transfer. Under a cashless exercise program, you may give irrevocable instructions to the administration service provider to properly deliver the option price to the Company.

Withholding Taxes and Stock Withholding

Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer, within legal limits, or from proceeds of the sale of shares. Finally, you will pay to the Company or the Employer, by means of cash, check or credit transfer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale

You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

This option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you.

Retention Rights

Your option or this Share Option Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under “Notice of Exercise” set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Nature of the Grant

In accepting the grant, you acknowledge that:

(a)   the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Share Option Agreement;

(b)   the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)   all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)   you are voluntarily participating in the Plan;

(e)   the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Companyor the Employer, and which is outside the scope of your employment contract, if any;

(f)   the option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g)   in the event that you are not an employee of the Company, the option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(h)   the future value of the underlying shares is unknown and cannot be predicted with certainty;

(i)   if the underlying shares do not increase in value, the option will have no value;

(j)   if you exercise your option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price;

(k)   in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option or shares purchased through exercise of the option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Companyand the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this

Share Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

(l)   in the event of termination of your employment, your right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment, your right to exercise the option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your option grant.

Data Privacy Notice and Consent

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Share Option Agreement by and among, as applicable, your employer, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon exercise of the option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, upon request, view Data, request additional information about the storage and processing of Data ,correct Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, You understand that You may contact your local human resources representative.

Language

If you have received this Share Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Applicable Law	This Share Option Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Share Option Agreement by reference.

This Share Option Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Share Option Agreement may be amended only by another written agreement between the parties.

If one or more of the provisions of this Share Option Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Share Option Agreement to be construed so as to foster the intent of this Share Option Agreement and the Plan

YOUR ELECTRONIC SIGNATURE TO THIS NOTICE AND AGREEMENT IS YOUR AGREEMENT TO
ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.